EXHIBIT 99
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THE NAUTILUS GROUP

FOR IMMEDIATE RELEASE
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CONTACTS: THE NAUTILUS GROUP, INC.          INVESTOR RELATIONS INQUIRIES:
          ------------------------          -----------------------------
          ROD RICE                          JOHN MILLS
          CHIEF FINANCIAL OFFICER           INTEGRATED CORPORATE RELATIONS, INC.
          360-694-7722                      562-256-7049/203-222-9013


NAUTILUS GROUP REVISES FIRST QUARTER AND 2003 ESTIMATES


VANCOUVER, WA - APRIL 7, 2003 - The Nautilus Group, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, today provided preliminary first quarter 2003 results and revised its financial outlook for 2003.

Based on preliminary information for the first quarter of 2003, the Company announced that it expects to report net sales in the range of $124 to $129 million with corresponding earnings per share range of $0.39 to $0.42. These estimates are preliminary and remain subject to final revisions.

"Due to the challenging business environment, we would rather take a more cautious stand on our outlook for fiscal 2003," began Brian Cook, Chief Executive Officer. "That said, Nautilus maintains the strongest financial position in our industry, and we are encouraged by the recent launch of our TreadClimber(R), the initial results of our Bowflex retail test, and the long-term outlook for our portfolio of leading health and fitness brands. Even though we are optimistic about the future, we believe it is prudent to be cautious with our guidance for the year, as a challenging business environment and macro forces beyond our control may continue to have adverse effects on our results."

The Nautilus Group will report actual first quarter results on April 30, 2003, at which time additional commentary will be provided.

The Company's revised 2003 revenue estimate ranges from $525 to $545 million with corresponding earnings per share estimate ranging from $1.60 to $1.70. This compares to previous guidance of $580 million to $600 million in revenue and earnings of $2.50 to $2.60 per share. The Company expects operating cash flow for 2003 will be approximately $55 million to $65 million, compared to previous cash flow guidance of $85 to $95 million.

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In terms of revised earnings on a quarterly basis for 2003, based on the current challenging business environment extending beyond the first quarter, the Company expects the second quarter will represent approximately 16% to 18% of yearly earnings, the third quarter will represent approximately 24% to 26% of earnings and the fourth quarter is projected to represent approximately 33% to 35% of earnings for 2003.

The Nautilus Group will host a conference call on April 30, 2003 to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). The earnings release will be broadcast live over the Internet hosted at http://www.nautilusgroup.com/ir/events.asp under "Investor Relations/Events Calendar" and will be archived online within one hour of the completion of the conference call. In addition, you may call 800-219-6110 if in North America. International callers will dial 303-262-2190. Participating in the call will be Brian Cook, Chief Executive Officer, Kevin Lamar, President, and Rod Rice, Chief Financial Officer.

ABOUT THE NAUTILUS GROUP
The Nautilus Group, Inc. is a leading marketer, developer, and manufacturer of branded health and fitness products sold under such well-known names as Nautilus, Bowflex, Schwinn and StairMaster. The Company currently markets its Bowflex and TreadClimber home fitness equipment and Nautilus Sleep Systems through its direct-marketing channel, using an effective combination of television commercials, infomercials, response mailings, the Internet, and inbound/outbound call centers. The Company sells its Nautilus, Schwinn and StairMaster commercial fitness equipment through its sales force and selected dealers to health clubs, government agencies, hotels, corporate fitness centers, colleges, universities, and assisted living facilities. The Nautilus Group also markets and sells a complete line of consumer fitness equipment, under its Nautilus, Schwinn and StairMaster brands, through a network of specialty dealers, distributors, and retailers worldwide. The Company is headquartered in Vancouver, Washington. The Nautilus Group is located on the Web at www.nautilusgroup.com.

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From time to time, The Nautilus Group may issue forward-looking statements relating to its products and services, including statements regarding its direct and commercial/retail segment businesses. Factors that could affect The Nautilus Group's actual results include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, expiration of important patents, its reliance on a limited product line, its ability to effectively develop, market, and sell future products, growth management challenges including the growth resulting from the acquisition of the assets of Schwinn Fitness in September 2001 and StairMaster in February 2002, its ability to effectively identify and negotiate any future strategic acquisitions, its ability to integrate any acquired businesses into its operations, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.